As filed with the Securities and Exchange Commission on April 28, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SENSATA TECHNOLOGIES HOLDING N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-0641254
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Kolthofsingel 8, 7602 Almelo The Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan

Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan

Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan

Sensata Technologies Holding N.V. 2010 Equity Incentive Plan

(Full title of the plan)

Steven P. Reynolds

General Counsel

Sensata Technologies, Inc.

529 Pleasant Street

Attleboro, Massachusetts 02703

Telephone: (508) 236-3800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Dennis M. Myers, P.C.

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, nominal value €0.01 per share	12,217,681 (3)	$8.09	$98,841,039	$7,047
Ordinary Shares, nominal value €0.01 per share	157,088 (4)	$20.64	$3,242,296	$231
Ordinary Shares, nominal value €0.01 per share	433,018 (5)	$20.64	$8,937,492	$637
Ordinary Shares, nominal value €0.01 per share	500,000 (6)	$20.64	$10,320,000	$736
Ordinary Shares, nominal value €0.01 per share	5,000,000 (7)	$20.64	$103,200,000	$7,358

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding ordinary shares.
(2)	With respect to the 12,217,681 ordinary shares issuable upon the exercise of stock options that are currently outstanding under the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan (“2006 Option Plan”), the proposed maximum offering price is calculated pursuant to Rule 457(h) under the Securities Act based on a weighted average exercise price of $8.09 for the options outstanding under the 2006 Option Plan. With respect to the (i) 157,088 ordinary shares that are currently authorized for issuance upon exercise of awards that have not been granted under the 2006 Option Plan, (ii) 433,018 restricted ordinary shares that have been issued under the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan (the “2006 MSPP”), (iii) 500,000 ordinary shares that are currently authorized for issuance under the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan (the “2010 ESPP”) and (iv) 5,000,000 ordinary shares that are currently authorized for issuance upon exercise of awards that have not been granted under the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan (the “2010 Equity Plan”), the proposed maximum offering price is calculated pursuant Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sale prices for the ordinary shares as reported on the New York Stock Exchange on April 23, 2010 solely for the purpose of calculating the registration fee.
(3)	Represents ordinary shares issuable upon the exercise of stock options that are currently outstanding under the 2006 Option Plan.
(4)	Represents ordinary shares that are currently authorized for issuance upon exercise of awards that have not yet been granted under the 2006 Option Plan.
(5)	Represents restricted ordinary shares that have been granted and are currently outstanding under the 2006 MSPP.
(6)	Represents ordinary shares that are currently authorized for issuance under the 2010 ESPP.
(7)	Represents ordinary shares that are currently authorized for issuance upon exercise of awards that have not yet been granted under the 2010 Equity Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Sensata Technologies Holding N.V. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s Prospectus, dated March 10, 2010 and filed on March 11, 2010 pursuant to Rule 424(b) of the Securities Act, which relates to the Company’s Registration Statement on Form S-1 (Registration No. 333-163335);

(b) The Company’s Current Reports on Form 8-K filed on March 31, 2010, April 5, 2010, April 6, 2010 and April 21, 2010;

(c) The Company’s Quarterly Report on Form 10-Q filed on April 26, 2010; and

(d) The description of the Company’s ordinary shares, nominal value €0.01 per share, included under the caption “Description of Ordinary Shares” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on November 25, 2009 (Registration No. 333-163335), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 8, 2010 (Registration No. 001-34652).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company has a directors and officers liability insurance policy which insures directors and officers against the cost of defense, settlement or payment of claims and judgments under some circumstances. The Company has also entered into indemnity agreements with each of its board members and executive officers in which it will agree to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of the Company or its subsidiaries.

The Company is a Dutch public limited liability company. Although Netherlands law does not contain any specific provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in the Netherlands. The Company’s articles of association provide for indemnification of directors by the Company to the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or outside of his or her mandate. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his or her duty to the Company. The directors are not indemnified from and against claims to the extent they relate to personal gain, benefits or fees to which they were not entitled under the law, or if the director’s liability on account of gross negligence, willful misconduct or deliberate recklessness has been established at law in the last resort. The indemnification provided above is not exclusive of any rights to which any of the Company’s directors or officers may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the forgoing liabilities and expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, Commonwealth of Massachusetts, on April 28, 2010.

SENSATA TECHNOLOGIES HOLDING N.V.

By:	/S/ THOMAS WROE
Name:	Thomas Wroe
Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Sensata Technologies Holding N.V., hereby severally constitute and appoint Thomas Wroe, Jeffrey Cote, Robert Hureau and Steven Reynolds, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS WROE Thomas Wroe	Chief Executive Officer and Director	April 28, 2010

/S/ JEFFREY COTE Jeffrey Cote	Chief Financial Officer	April 28, 2010

/S/ ROBERT HUREAU Robert Hureau	Chief Accounting Officer	April 28, 2010

/S/ ED CONARD Ed Conard	Director	April 28, 2010

/S/ PAUL EDGERLEY Paul Edgerly	Director	April 28, 2010

/S/ MICHAEL JACOBSON Michael Jacobson	Director	April 28, 2010

/S/ JOHN LEWIS John Lewis	Director	April 28, 2010

/S/ SETH MEISEL Seth Meisel	Director	April 28, 2010

/S/ CHARLES PEFFER Charles Peffer	Director	April 28, 2010

/S/ MICHAEL WARD Michael Ward	Director	April 28, 2010

/S/ STEPHEN ZIDE Stephen Zide	Director	April 28, 2010

/S/ THOMAS WROE Thomas Wroe	Authorized Representative in the United States	April 28, 2010

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Loyens & Loeff N.V. with respect to the legality of the ordinary shares being registered hereby.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Company to file future amendments (set forth on the signature page of this Registration Statement).